Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Norcraft Companies, Inc.

at

$25.50 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated April 14, 2015

by

Tahiti Acquisition Corp.

an indirect wholly-owned subsidiary of

Fortune Brands Home & Security, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

April 14, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Tahiti Acquisition Corp., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Fortune Brands Home & Security, Inc., a Delaware corporation (“Fortune Brands”), to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of Norcraft Companies, Inc., a Delaware corporation (“Norcraft”), at a price of $25.50 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 14, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated on the Expiration Date of the Offer or the affirmative approval or clearance of governmental authorities required under antitrust laws of the United States relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger having been obtained, and the other customary conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase. , and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

Enclosed are the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

5. A letter to stockholders of Norcraft from the Chief Executive Officer of Norcraft, accompanied by Norcraft’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 30, 2015 (as it may be amended or supplemented, the “Merger Agreement”), by and among Norcraft, Fortune Brands and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Norcraft, with Norcraft continuing as the surviving corporation and an indirect wholly-owned subsidiary of Fortune Brands (the “Merger”). At the Effective Time (as defined in the Merger Agreement) of the Merger, each Share (including each Share resulting from the exchange of LLC Units (as defined in the Merger Agreement) for Shares) issued and outstanding immediately prior to the Effective Time of the Merger (other than (i) Shares held by Norcraft as treasury stock, held by a wholly-owned subsidiary of Norcraft or owned by Fortune Brands or the Purchaser, all of which will be canceled and will cease to exist, and (ii) Shares owned by any stockholder of Norcraft who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) shall be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes.

THE NORCRAFT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF NORCRAFT ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

After careful consideration, the Norcraft Board of Directors (the “Norcraft Board”) has unanimously adopted resolutions: (i) approving and declaring that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are fair to and in the best interests of Norcraft and its stockholders; (ii) approving and declaring the advisability of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger); (iii) recommending that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer; and (iv) authorizing that the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware, if applicable.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

If you have questions or need additional copies of the enclosed materials, you can contact the Information Agent at the address and telephone numbers set forth below.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER OR NORCRAFT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833